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                                                                      Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANT


Maxxim Medical, Inc. -- Delaware Corp.

Fabritek La Romana, Inc.

Maxxim Medical Canada Limited

Maxxim Medical Belgium, N.V. (Belgium)

Maxxim Medical Europe, B.V. (Netherlands)